Exhibit 99.1

Bar Harbor Bankshares Declares Quarterly Cash Dividend

BAR HARBOR, Maine--(BUSINESS WIRE)--July 20, 2010--Bar Harbor Bankshares (NYSE Amex: BHB), today announced that its Board of Directors declared a regular quarterly cash dividend of 26.0 cents per share of common stock. The quarterly cash dividend is payable to all shareholders of record as of the close of business August 17, 2010 and will be paid on September 15, 2010.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

CONTACT:
Bar Harbor Bankshares
Joseph M. Murphy, 207-288-3314
President and CEO